As filed with the Securities and Exchange Commission on May 30, 2001
                                                      Registration No. 333-35644
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                         POST-EFFECTIVE AMENDMENT NO. 2
                                       ON
                                    FORM S-3
                                       TO
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------


                              OPTICON MEDICAL, INC.
                          (f/k/a Immune Response, Inc.)
             (Exact name of Registrant as specified in its charter)

         Delaware                        421450                  31-1752868
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)
                            ------------------------

                            7001 Post Road, Suite 100
                               Dublin, Ohio 43106
                                 (614) 336-2000
               (Address, including zip code, and telephone number,
                 including area code, of Registrant's principal
                               executive offices)
                            ------------------------

                           William J. Post, President
                              Opticon Medical, Inc.
                            7001 Post Road, Suite 100
                               Dublin, Ohio 43106
                                 (614) 336-2000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------

                          Copies of Correspondence to:

                              William J. Kelly, Jr.
                       Porter, Wright, Morris & Arthur LLP
                        41 South High Street, Suite 2800
                              Columbus, Ohio 43215
                                 (614) 227-2136
                              (614) 227-2100 (fax)
                            wjkelly@porterwright.com
                            ------------------------

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the box. [ ]

If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than the securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

THIS POST-EFFECTIVE AMENDMENT TO THE REGISTRATION STATEMENT SHALL BECOME SECURITIES ACT OF 1933 MAY DETERMINE.

PURSUANT TO RULE 414(d) OF THE SECURITIES ACT OF 1933, THE REGISTRANT HEREBY EXPRESSLY ADOPTS THE REGISTRATION STATEMENT NO. 333-35644 OF THE PREDECESSOR ISSUER, IMMUNE RESPONSE, INC. AS ITS OWN REGISTRATION STATEMENT FOR ALL PURPOSES OF THE SECURITIES ACT OF 1933 AND THE SECURITIES AND EXCHANGE ACT OF 1934.

                                   PROSPECTUS



                              OPTICON MEDICAL, INC.
                                 7001 POST ROAD
                               DUBLIN, OHIO 43016
                                 (614) 336-2000

                        5,455,385 SHARES OF COMMON STOCK
                               ($.0001 par value)

                           -------------------------


         This prospectus may be used only by the stockholders listed under the section entitled "selling stockholders" in this prospectus for their resale of up to 5,455,385 shares of our common stock. The 5,455,385 shares are shares of our common stock which these stockholders will receive upon conversion of preferred stock or exercise of warrants or shares received as payment of dividends on the preferred stock which they currently own. We will not receive any proceeds from the sale of the shares by the selling stockholders.

Our common stock is currently quoted and traded on the National Association of Securities Dealers OTC Bulletin Board under the symbol "OPMI." On May 18, 2001, the closing sale price of the common stock was $0.11 per share.

YOU SHOULD CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 4 BEFORE PURCHASING OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                           -------------------------

                   The date of this prospectus is __, 2001.

THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT OPTICON MEDICAL, INC., THAT IS NOT INCLUDED OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS DESCRIBED IN GREATER DETAIL IN THE SECTION OF THIS PROSPECTUS ENTITLED "WHERE YOU CAN FIND MORE INFORMATION." IN ADDITION, THE INFORMATION IS AVAILABLE WITHOUT CHARGE UPON A WRITTEN OR ORAL REQUEST TO OPTICON MEDICAL, INC., 7001 POST ROAD, DUBLIN, OHIO 43016, ATTENTION: INVESTOR RELATIONS, (614) 336-2000.




               TABLE OF CONTENTS


                                                  PAGE
                                                  ----

Table of Contents................................   2

Prospectus Summary...............................   3

Risk Factors.....................................   4

Where You Can Find More Information..............   9

Forward-Looking Statements.......................  10

The Company......................................  10

Use of Proceeds..................................  12

                                                  PAGE
                                                  ----

Selling Stockholders.............................  12

Plan of Distribution.............................  13

Description of Capital Stock.....................  14

Experts..........................................  16

Legal Matters....................................  16

Indemnification for Securities Act Liabilities...  16

                               PROSPECTUS SUMMARY


         THIS SUMMARY PROVIDES AN OVERVIEW OF SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS AND DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER. THEREFORE, YOU SHOULD ALSO READ THE MORE DETAILED INFORMATION IN THIS PROSPECTUS AND OUR FINANCIAL STATEMENTS. WHEN WE REFER IN THIS PROSPECTUS TO THE "COMPANY," "WE," "US," AND "OUR," WE MEAN OPTICON MEDICAL, INC., A DELAWARE CORPORATION, TOGETHER WITH OUR SUBSIDIARIES AND THEIR RESPECTIVE PREDECESSORS, UNLESS OTHERWISE INDICATED. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO OPTICON MEDICAL, INC. SEE "FORWARD-LOOKING STATEMENTS" ON PAGE 10.

OUR BUSINESS

         Our predecessor, Immune Response, Inc. was incorporated on May 24, 1984, as Med-Mark Technologies, Inc. for the purpose of marketing medical products. We became Immune Response, Inc. on November 10, 1986. We established and operated the Clinical Testing and Research Division until May 1991, when we sold all of our assets to Infinity Laboratories, Inc. due to a lack of commercial viability. Until recently, we had been inactive, seeking and evaluating alternative business opportunities.

         On February 25, 2000, as part of a merger among us, Opticon Medical, Inc., an Iowa corporation, and Opticon Acquisition Corporation, a Delaware corporation and our wholly-owned subsidiary, we acquired the business of Opticon Medical, Inc., a development stage enterprise formed to develop, manufacture, and market disposable devices for urology and for the management and control the symptoms of urinary incontinence in adults. In the merger, Opticon Medical, Inc. was merged into our wholly-owned subsidiary, which then changed its name from Opticon Acquisition, Inc. to Opticon Medical, Inc. On July 27, 2000, pursuant to shareholder approval, Immune Response merged into its wholly-owned subsidiary, Opticon Medical, Inc. As a result of the mergers, our sole business now consists of the research and development activities relating to the OPTION-vf(TM) series of disposable, silicone indwelling valved catheters designed to facilitate short-term urinary management. Subsequent developmental projects are planned to include devices for managing urinary incontinence, and other products for urology markets.

         We are a development stage company, and to date have had no sales and generated no revenues.

         We are located at 7001 Post Road, Dublin, Ohio 43016, telephone: (614) 336-2000.

THE OFFERING

         This prospectus covers the resale of 5,455,385 shares of the Company's common stock by The Shaar Fund, Ltd., Augustine Fund, L.P., Zakeni Limited, Levana Fund, N.V., Barry Seidman, and Dale. N. Steen, DDS. The 5,455,385 shares are shares of our common stock which these stockholders will receive upon conversion of preferred stock or exercise of warrants or shares received as payment of dividends on the preferred stock which they currently own.

         The shares of our common stock may be offered from time to time by the selling shareholders. We will pay all expenses of the registration. However, any brokers' or underwriters' fees or commissions will be paid by the selling shareholders. We will not receive any proceeds from the sale of the shares of common stock by the selling shareholders.

         The selling shareholders have not advised us of any specific plans for the distribution of the shares covered by this prospectus. However, we anticipate that the shares will be sold from time to time primarily in transactions on the OTC Bulletin Board at the then current market price, although sales may also be made in negotiated transactions or otherwise. The selling shareholders and the brokers and dealers through whom the sale of the shares may be made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 and their commissions or discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution" on page 14.

                                  RISK FACTORS


         An investment in our common stock is highly speculative, involves a high degree of risk, and should be made only by investors who can afford a complete loss. You should carefully consider the following risk factors, as well as the other information contained in this prospectus, before purchasing our common stock.

WE NEED TO RAISE ADDITIONAL CAPITAL IN 2001 IN ORDER TO CONTINUE IN BUSINESS.

         We will likely incur substantial expenditures during 2001 to further the development and commercialization of the OPTION-vf(TM). We do not currently have adequate funds to accomplish our objectives and anticipate that we will need to raise additional capital by the end of the third quarter of 2001. We are unsure whether capital will be available to accomplish our objectives. If additional capital is raised through the issuance of equity securities, the percentage ownership of our then current stockholders may be reduced. In addition, we may issue equity securities that have rights, preferences or privileges senior to those of the holders of our common stock. Even if additional capital is available, it may not be on terms that are favorable to us or sufficient for our needs. If we are unsuccessful in obtaining capital by that time, we may be required to discontinue operations.

OUR FINANCIAL STATEMENTS CONTAIN A "GOING CONCERN" AUDIT OPINION.

         We have suffered recurring losses from operations and will require additional capital to continue in business. The report of our auditors on our 2000 financial statements contains a modification concerning our ability to continue as a going concern. This going concern opinion may make it harder for us to raise additional capital and may depress the value of our stock.

WE ARE A DEVELOPMENT STAGE ENTERPRISE AND MAY NEVER HAVE POSITIVE EARNINGS OR CASH FLOW.

         Our current business is limited to research and development and regulatory activities relating to the OPTION-vf(TM) and related products, from which we have yet to derive any revenues. Therefore, our business is subject to risks incident to any early stage business, including the absence of earnings. As of December 31, 2000, we had an accumulated deficit of $7,214,235. Until a successful commercial launch of the OPTION-vf(TM) (which is by no means assured) we will realize little, if any, revenue, and will be dependent upon the capital remaining from our last financing and the proceeds of follow-on rounds of capitalization to fund operations.

WE HAVE NEVER HAD ANY SALES OR REVENUES AND HAVE A HISTORY OF LOSSES. WE ALSO ANTICIPATE FUTURE LOSSES.

         We have been engaged primarily in the research, development and testing of the OPTION-vf(TM) and related products. We have not had any commercial sales or generated any revenues from the OPTION-vf(TM) or any other product to date and have experienced operating losses since our inception, including those for fiscal year 2000 totaling $2,848,819. We expect to incur substantial operating losses and the rate at which such losses are incurred is expected to increase relative to prior years as we prepare for the commercialization of the OPTION-VF(TM). Until a successful commercial launch of our first product, which is by no means assured, we will realize little, if any, revenue, and will be dependent upon the capital remaining from our last financing and the proceeds of follow-on rounds of capitalization to fund operations. There can be no assurance that we will ever generate revenues or achieve profitability.

WE FACE CERTAIN PRODUCT DEVELOPMENT RISKS AND THE UNCERTAINTY OF REGULATORY APPROVAL.

         The OPTION-vf(TM) device is new and, accordingly, its safety and efficacy has not yet been established. The production and marketing of our products, including the OPTION-vf(TM), and our ongoing research and development activities are subject to regulations by numerous government authorities in the United States and other countries. The manufacture and sale of the OPTION-vf(TM) and future products are subject to Food and Drug Administration review and approval, which can be an expensive, lengthy and uncertain process. We received 510(k) allowance to market the OPTICON(TM) Direct, a non-valved product, as a continuous drainage device in the United States, although we do not anticipate marketing the OPTICON(TM) Direct at least until after introducing the OPTION-vf(TM). In February 1998, the FDA approved our petition to permit us to conduct human trials on acute patient populations requiring short-term urinary management and to seek market clearance for short-term use of what has since been positioned and trademarked as the OPTION-vf(TM) via a 510(k) submission rather than via the lengthier Premarket Approval (PMA) process. The FDA, however, continues to require the more extensive PMA process for qualifying transurethral devices for the long-term management of incontinence. Once chronic use trials begin, a PMA filing is expected within 24-30 months. The approval process for a PMA application entails longer and more complicated regulatory review, often taking 6 to 12 months or longer from the time of filing.

         Failure to complete or derive favorable results from clinical trials, or failure to obtain the necessary FDA allowances or approvals, or to complete clinical trials or obtain such allowances or approvals on a timely basis, would have a material adverse effect on our business, financial condition and results of operations. In addition, the FDA and various state agencies inspect medical device manufacturers (including contract manufactures, such as those we employ) from time to time to determine whether they are in compliance with applicable regulations, including ones concerning manufacturing, testing, quality control and product labeling practices. Noncompliance with applicable regulatory requirements (including noncompliance by our third-party contract manufacturers) can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant premarket clearance or approval for devices, withdrawal of marketing clearances or approvals, and criminal prosecution. The FDA also has the authority to request recall, repair, replacement or refund of the cost of any device we manufacture or distribute.

OUR PRODUCTS FACE THE UNCERTAINTY OF MARKET ACCEPTANCE.

         The OPTION-vf(TM) represents a new approach to facilitating short-term urinary management, and there can be no assurance that it will gain any significant degree of market acceptance even if necessary regulatory clearances or approvals are obtained. We believe that recommendations by physicians may be significant for market acceptance of the OPTION-vf(TM), and there can be no assurance that we will obtain any such recommendations. In addition, there can be no assurance that urological patients or urinary incontinence sufferers in the United States and abroad will accept the products derived from the OPTICON(TM) technology. Further, the incontinence and urological device industry is highly competitive. In order to compete successfully against other products, we must maintain competitive pricing. Insufficient market acceptance of the OPTION-vf(TM) would have a material adverse effect on our business, financial condition and results of operations.

OUR SUCCESS IS COMPLETELY DEPENDENT UPON THE SUCCESS OF THE OPTION-VF(TM).

         Although we intend to develop a family of products for urology and incontinence care, we expect that substantially all of our revenues in the near-term will be derived from the OPTION-vf(TM). Failure to successfully commercialize the OPTION-vf(TM) would have a material adverse effect on our business, financial condition and results of operations.

WE DO NOT HAVE ANY MANUFACTURING CONTRACTS AND WILL BE DEPENDENT UPON THIRD PARTIES FOR MANUFACTURING.

         Initially, we expect to contract with third parties for all of our manufacturing and there can be no assurance that we will be able to enter into or maintain acceptable contracts with appropriate third parties. In addition, we have contracted with certain third parties for the creation of tooling, assembly, packaging and sterilization. As a result, we will be dependent on such third parties to produce our products efficiently and on a timely basis. Further, we will be dependent on such third parties' quality control procedures. Failure of such third parties to maintain adequate quality control or to manufacture products in sufficient quantities and on a timely and cost-effective basis could have a material adverse effect on our business, financial condition and results of operations. Any interruption in supplies would also have a material adverse effect on our business, financial condition and results of operations.

WE DO NOT HAVE ANY MARKETING AND SALES SUPPORT.

         We currently have no employees dedicated solely to marketing and sales. We expect to market our products initially through distribution alliances. In the future, we expect to market our products for the incontinence market in part through a direct sales force. There can be no assurance that we can build a distribution alliance or an effective sales force, attract and retain our own qualified marketing and sales group in the United States, or otherwise design and implement an effective marketing and sales strategy for the OPTION-vf(TM) or any future products we develop.

         We expect to market our products internationally principally through distributors or strategic alliances. There can be no assurance that we will be able to engage such distributors or strategic partners or that if retained, such distributors or partners will be able to successfully market and sell our products.

OUR PRODUCTS FACE SIGNIFICANT COMPETITION AND OUR COMPETITORS MAY DEVELOP MORE EFFECTIVE PRODUCTS.

         Our ability to compete in the urology market or urinary incontinence management field will depend primarily upon physician and consumer acceptance of the products derived from the OPTICON(TM) technology, consistency of product quality and delivery, price, technical capability and the training of health care professionals and consumers. Other factors within and outside our control will also affect our ability to compete, including our product development and innovation capabilities, our ability to obtain required regulatory clearances, our ability to protect the proprietary technology included in our products, our manufacturing and marketing capabilities, our third-party reimbursement status, and our ability to attract and retain skilled employees. Certain of our competitors have significantly greater financial, technical, research, marketing, sales, distribution and other resources than we have. The development of new treatments that offer a permanent cure for urinary incontinence could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that our competitors will not succeed in developing or marketing technologies and products that are more effective or commercially attractive than any products that we may offer, nor can there be any assurance that such competitors will not succeed in obtaining regulatory clearance, introducing or commercializing any such products before we do. Such developments could have a material adverse effect on our business, financial condition and results of operations.

WE MAY NOT BE ABLE TO PROTECT OUR PATENTS OR PRODUCE OR MAINTAIN PROPRIETARY TECHNOLOGY.

         Our ability to compete effectively will depend, in part, on our ability to develop and maintain proprietary aspects of our technology. Although we have a number of patents relating to the shape of the balloon and to the design and function of the discharge valve, there can be no assurance that our patents will not be challenged, invalidated or circumvented in the future. Legal standards related to the enforceability, scope and validity of patents are in transition and are subject to uncertainty due to broad judicial discretion and evolving case law. Moreover, there can be no assurance that our competitors, many of which have substantial resources and have made substantial investments in competing technologies, will not seek to apply for and obtain patents that will prevent, limit or interfere with our ability to make, use and sell our products either inside or outside the United States. The defense and prosecution of patent litigation or other legal or administrative proceedings related to patents is both costly and time-consuming, even if the outcome is favorable to us. An adverse outcome could subject us to significant liabilities to third parties, require disputed rights to be licensed from others or require us to cease making, using or selling any products. There also can be no assurance that any licenses required under any patents or proprietary rights would be made available on terms acceptable to us, if at all.

         We also rely on unpatented proprietary technology, and there can be no assurance that others may not independently develop the same or similar technology or otherwise obtain access to our unpatented proprietary technology. In addition, we cannot be certain that others will not independently develop substantially equivalent or superseding proprietary technology, or that an equivalent product will not be marketed in competition with our products, thereby substantially reducing the value of our proprietary rights. There can be no assurance that any confidentiality agreements between us and our employees, consultants or contractors will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure of such trade secrets, know-how or other proprietary information.

OUR PRODUCTS MAY NOT BE ELIGIBLE FOR THIRD-PARTY REIMBURSEMENT.

         In the United States and many foreign countries, third-party reimbursement is currently generally available for clinically indicated short-term urinary management and for surgical procedures for incontinence, but generally unavailable for patient-managed products such as diapers and pads. Although we believe that users of the OPTION-vf(TM) may ultimately be eligible for third-party reimbursement, there can be no assurance that such reimbursement will become available. The availability of third-party reimbursement for the Company's products in Europe will vary from country to country. If third-party reimbursement is unavailable in the relevant European country or in the United States, consumers will have to pay for the products themselves, resulting in greater relative out-of-pocket costs as compared to surgical procedures and other management options for which third-party reimbursement is available. Changes in the availability of third-party reimbursement for the Company's products, for the products of our competitors or for surgical procedures, may affect our pricing practices or the relative cost of our products to the consumer. We are not able to predict the effect that the availability or unavailability of third-party reimbursement for our products may have on our commercialization efforts in the U.S. or abroad, but such effect may be significant.

OUR PRODUCTS FACE INTERNATIONAL SALES AND OPERATIONS RISK.

         We intend to sell the OPTION-vf(TM) and any future products to customers outside the United States as well as domestically. International sales and operations may be limited or disrupted by the imposition of government controls, export license requirements, political instability, market instability, trade restrictions, changes in tariffs or difficulties in staffing and managing international operations. Foreign regulatory agencies often establish product standards different from those in the United States, and any inability to obtain foreign regulatory approvals on a timely basis could have an adverse effect on our international business and our financial condition and results of operations. Additionally, our business, financial condition and results of operations may be adversely affected by fluctuations in currency exchange rates as well as increases in duty rates and difficulties in obtaining export licenses. There can be no assurance that we will be able to successfully commercialize the OPTION-vf(TM) or any future product in any foreign market.

WE ARE DEPENDENT ON KEY PERSONNEL AND NEED ADDITIONAL PERSONNEL.

         We are currently dependent on the services of our officers and directors as well as our founder and other consultants. Our success is also dependent in large part upon our ability to attract and retain key management and operating personnel. Qualified individuals are in high demand and are often subject to competing offers. In the immediate future, we will need to add additional skilled personnel and to retain consultants in the areas of research and development, regulatory affairs, clinical affairs, marketing and manufacturing. There can be no assurance that we will be able to attract and retain the qualified personnel needed for our business. The loss of the services of one or more members of our research or management group or the inability to hire additional personnel as needed, would likely have a material adverse effect on our business, financial condition and prospects. In addition, we do not have in force key man life insurance policies on any of our key officers.

AS A MANUFACTURER AND MARKETER OF A MEDICAL DEVICE, WE COULD EXPERIENCE PRODUCT LIABILITY CLAIMS AND WE MAY NOT HAVE ADEQUATE INSURANCE COVERAGE.

         We face an inherent business risk of exposure to product liability claims in the event that a consumer is adversely affected by our prospective products. Because the OPTION-vf(TM) is a foreign body in the urethra, for example, there is always a chance of urinary tract infection. The OPTION-vf(TM) is also subject to other potential risks that apply to all indwelling catheters and devices, including urethral complications (balloon inflation in the urethra, urethral stricture, damage to the urethra if catheter removal is attempted while balloon is inflated) and bladder complications (hematuria due to irritation or infection, polypoid cystitis associated with long-term use, bladder perforation). There can be no assurance that our existing $2 million umbrella insurance policy is adequate to protect us from any liability we might incur in connection with the clinical studies or sales of the OPTION-vf(TM). In addition, we may require increased product liability coverage as the OPTION-vf(TM) is commercialized. Such insurance is expensive, and there can be no assurance that such insurance in the future will be available on commercially reasonable terms, or at all, or that such insurance, even if obtained, would adequately cover any product liability claim. A product liability or other claim with respect to uninsured liabilities or in excess of insured liabilities could have a material adverse effect on our business, financial condition and prospects.

YOU MAY HAVE DIFFICULTY BUYING AND SELLING OUR COMMON STOCK.

         Our common stock is currently traded in the over-the-counter market on the OTC Bulletin Board. There can be no assurance that our common stock will continue to be listed on the OTC Bulletin Board or that a market for our common stock will exist in the future should our stockholders wish to sell any of their shares. There is no assurance that, if a market exists in the future, that it will be an active, liquid or continuous trading market. The stock market has experienced extreme price and volume fluctuations and volatility that has particularly affected the market prices of many technology, emerging growth, and developmental companies. Such fluctuations and volatility have often been related or disproportionate to the operating performance of such companies. Factors such as announcements of the introduction of enhanced services or related products by us or by our competitors may have a significant impact on the market price of our common stock.

BECAUSE OUR COMMON STOCK IS A "PENNY STOCK," TRADING IN IT IS SUBJECT TO THE PENNY STOCK RULES WHICH COULD AFFECT YOUR ABILITY TO RESELL THE STOCK IN THE MARKET.

         Our common stock is currently trading at a price below $5.00 per share, subjecting trading in the stock to certain rules promulgated under the Securities Exchange Act of 1934 requiring additional disclosures by broker-dealers. These rules generally apply to any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions (a "penny stock"). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with a spouse). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock which could severely limit the market liquidity of our common stock and our stockholders' ability to sell them.

WE HAVE NEVER PAID A DIVIDEND ON OUR COMMON STOCK AND DO NOT ANTICIPATE DOING SO IN THE FORESEEABLE FUTURE.

         We have never paid or declared a dividend on our common stock and do not anticipate doing so in the foreseeable future. We have accumulated substantial losses since our inception and there can be no assurance that our operations will result in sufficient revenues to enable us to operate at profitable levels or to generate positive cash flow. Any earnings generated from our operations will be used to finance our business and growth.

THE ISSUANCE OF COMMON STOCK TO OUR PREFERRED STOCKHOLDERS MAY CAUSE DOWNWARD PRICING PRESSURE AND WILL DILUTE OUR STOCKHOLDERS' PERCENTAGE OF OWNERSHIP.

         The shares of our Series A, 6% Convertible Preferred Stock are convertible into common stock at a 35% discount to the market price of the common stock at the time of conversion, which means that the potential dilution of our stockholders' ownership will increase as our stock price goes down, since the preferred stock is convertible at a floating rate that is a discount to the market price. If the holders of the preferred stock were to convert the preferred stock at the prevailing market price as May 18, 2001, the conversion would result in the issuance of approximately 40,085,468 additional shares of common stock to the preferred stockholders. In addition, the sale of the common stock issued upon conversion of the preferred stock and exercise of warrants issued to the preferred stockholders will put downward pricing pressure on our common stock.

         We also expect to issue additional shares of our common stock to pay dividends on the preferred stock, further diluting our stockholders' ownership and putting additional downward pricing pressure on the common stock.

         We also have outstanding options and warrants to purchase common stock that were issued pursuant to the exchange of options and warrants held by Opticon Medical, Inc. stockholders before the February 2000 merger. Since the February 2000 merger, additional options have also been issued and are presently outstanding pursuant to our 2000 Stock Incentive Plan. If some or all of these options and warrants are exercised, our stockholders would experience a dilution in their percentage of ownership and their voting power.

         If we issue equity securities to raise funds, each stockholder's interest may be reduced. Further, such equity securities may have rights, preferences, or privileges senior to the common stock.

THE CONCENTRATION OF OWNERSHIP OF OUR COMMON STOCK MAY LIMIT OUR STOCKHOLDERS' ABILITY TO INFLUENCE MATTERS.

         Our directors, executive officers and principal stockholders (5% or greater) collectively beneficially own or have the right to acquire under currently exercisable options approximately 81.42% of our outstanding shares of common stock. As a result, these stockholders will be able to exercise significant influence over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may have the effect of delaying or preventing a change in control.

VOLATILITY OF MEDICAL TECHNOLOGY COMPANIES' SECURITIES MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR STOCK.

         Market prices of securities of medical technology companies, including the shares of our common stock, have experienced significant volatility from time to time. There may be volatility in the market price of our common stock due to factors that may not relate to our performance. Various factors and events, such as announcements by us or by our competitors concerning new product developments, governmental approvals, regulations or actions, developments or disputes relating to patent or proprietary rights and public concern over product liability may have a significant impact on the market price of our common stock.

                       WHERE YOU CAN FIND MORE INFORMATION

     This prospectus incorporates documents by reference which are not presented in or delivered with this prospectus. You should rely only on the information contained in this document or to documents that we have referred you to. We have not authorized anyone to provide you with any additional information.

     The following documents, which have been filed by us with the Securities and Exchange Commission (SEC file number 33-17922-C), are incorporated by reference into, and considered to be a part of, this prospectus:

       - Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission on March 29, 2001.

       - Our Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2001, filed with the Securities and Exchange Commission on May 15, 2001.

         In addition, all documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to termination of the offering of the common stock offered hereby shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the respective date of filing of such documents with the Securities and Exchange Commission.

         Any statement contained herein, or any document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement and this prospectus to the extent that a statement contained herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of the registration statement or this prospectus. All information appearing in this prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference. This prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents (other than exhibits thereto, unless such exhibits are specifically incorporated by reference in such documents) are available without charge, upon written or oral request by any person to whom this prospectus has been delivered, by directing such request to Opticon Medical, Inc., 7001 Post Road, Suite 100, Dublin, Ohio 43106, Attention: William J. Post, President, telephone (614) 336-2000.

     We must comply with the informational requirements of the Securities Exchange Act of 1934 and its rules and regulations. Under the Securities Exchange Act of 1934, we must file reports, proxy statements, and other information with the Securities and Exchange Commission. Copies of these reports, proxy statements, and other information can be inspected and copied at:


     Public Reference Room
     Securities and Exchange Commission
     450 Fifth Street, N.W.
     Washington, D.C. 20549

or at the public reference facilities of the regional offices of the Commission at:

     500 West Madison Street
     Suite 1400
     Chicago, Illinois  60661-2511

     or

     7 World Trade Center
     Suite 1300
     New York, New York 10048-1102

     You may obtain information on the operation of the Public Conference Room by calling the Commission at 1-800-SEC-0330. You may also obtain copies of our materials by mail at prescribed rates from the Public Reference Room at the address noted above. Finally, you may obtain these materials electronically by accessing the Commission's home page on the Internet at HTTP://WWW.SEC.GOV.

     We have filed a registration statement on Form S-3 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to our common stock to be offered by this prospectus. This prospectus constitutes our prospectus filed as part of the registration statement. This prospectus does not contain all of the information set forth in the registration statement because selected parts of the registration statement are omitted in accordance with the Commission's rules and regulations. The registration statement and its exhibits are available for inspection and copying as set forth above.

     All information contained in this prospectus regarding Opticon Medical, Inc., was supplied by us, and all information contained in this prospectus regarding the selling stockholders was supplied by the respective selling stockholders. Neither Opticon Medical, Inc., nor the selling stockholders can warrant the accuracy or completeness of information relating to the other party.

                           FORWARD-LOOKING STATEMENTS

         We have made forward-looking statements in this prospectus that are subject to risks and uncertainties. When we use the words "believe," "expect," "anticipate" or similar expressions, we are making forward-looking statements. Because many factors can materially affect results, including those listed under "Risk Factors," you should not regard our inclusion of forward-looking information as a representation by us or any other person that our objectives or plans will be achieved. Our assumptions relating to budgeting, research, sales, results and market penetration and other management decisions are subjective in many respects and thus are susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of any of which may cause us to alter our capital expenditures or other budgets, which may in turn affect our business, financial position, results of operations and cash flows. Therefore, you should not place undue reliance on forward-looking statements contained in this prospectus, which speak only as of the date of this prospectus. Factors that might cause actual results to differ from those anticipated in the forward-looking statements include, but are not limited to, those described in "RISK FACTORS." We undertake no obligation to publicly update or revise any forward-looking statements.

                                   THE COMPANY

         Opticon Medical, Inc. is a Delaware corporation focused on developing, manufacturing, and marketing a series of innovative, proprietary, cost-effective, disposable devices for use in a variety of urological applications, including the management and control of urinary incontinence. As a pre-revenue, development stage company, our business thrust has been devoted primarily to product development and regulatory affairs. Our current priority is preparing for the commercialization of our first product line, the OPTION-v(TM) series of valved urinary catheters, for use in the traditional urology markets for acute, short-term urinary management.

         Short-term urinary management is a urological intervention, prompted by a variety of acute indications, which facilitates the controlled drainage of the urinary bladder and typically lasts 14 days or less. For example, many post-operative patients emerge from surgery and anesthesia in a state of urinary retention, being temporarily unable to void naturally on their own. Thus, intervention is required and has traditionally been served by either: (i) the placement of a Foley catheter (a retained, indwelling catheter inserted into the bladder through the urethra that provides for passive, continuous drainage of urine into a collection bag); (ii) the placement of a suprapubic catheter (a retained device which functions similarly to a Foley and drains into a collection bag, but which accesses the bladder through the lower abdominal wall); or (iii) by the use of intermittent straight catheters (whereby a patient utilizes multiple, non-retained catheters for passage through the urethra and into the bladder, providing for the immediate drainage of urine).

         Historically, the use of these traditional devices has presented a number of problems and issues. First, urinary tract infections are frequent, often being attributed to bacteria ascending through the catheter system from a stagnant urine collection bag. Second, urine collection bags that are strapped to the legs of ambulatory patients, along with the necessary connecting tubing, are not only cumbersome and bothersome, but have also been known to leak, disconnect or rupture. Third, although not yet fully understood clinically, many believe that passive, continuous drainage of the bladder may contribute to a bladder's loss of elasticity and tissue contractility over time. Last, the use of intermittent straight catheters, requiring multiple invasions through the urethra each day, can increase the risk of trauma and be similarly cumbersome and inconvenient.

         The OPTION-v(TM) is comprised entirely of biocompatible silicone material and introduces several new and proprietary features to the traditional and widely accepted indwelling urinary catheter. We believe our unique, teardrop shaped retention balloon is capable of sealing the bladder neck from the involuntary loss of urine around the catheter shaft. In combination with the balloon, an adjustable retainer ring (in the female configuration) is expected to improve the anchoring of the device within the bladder, providing for a custom fit to the urethral length of the patient. Most notably, the incorporation of a proprietary valve, which is actuated by the simple manual compression of a discharge fitting at the end of the catheter, allows the patient to pass urine through the valve, thus mimicking the natural voiding process, maintaining normal bladder cycling, and eliminating the need for collection bags and connecting tubes.

         Our first planned product introduction is centered on the OPTION-vf(TM), the configuration for the female anatomy and the device which is, at the date of this Report, being readied to undergo clinical trials. Assuming satisfactory trial results and that we obtain market clearance from the Food and Drug Administration (FDA) subsequent to the 510(k) Premarket Notification submission which will follow the completion of our clinical trial, the OPTION-vf(TM) will lead our entry into the urinary management market. Thereafter, we plan to introduce the OPTION-vm(TM) (male configuration) and the OPTION-vs(TM) (suprapubic configuration) sequentially. Although we hope to obtain regulatory clearance for these devices without further full-scale clinical studies, we do not know if the FDA will accept product line extensions based on the original clinical trials of the female patient population. We expect our European launch to coincide broadly with our U.S. market introduction, although this plan is similarly dependent on the regulatory process which involves our satisfying the requirements for obtaining the CE mark, an effort also in progress. A second-generation design goal envisions an embodiment of the technology which is significantly more elegant for long-term, chronic use, differentiating both the value and utility proposed from the first-generation product, and which specifically serves as a management modality for adult urinary incontinence.

         Urinary incontinence, the involuntary loss of urine, affects an estimated 18 million people in the United States, 85% of whom are female. Urinary incontinence can be an intrusive, debilitating, and embarrassing condition, which has a significantly negative impact on a patient's quality of life. We believe that the application of our technology represents a new modality in the management of urinary incontinence, particularly for the moderate-to-severely incontinent patient who fails to be satisfied by wearing absorbent pads or adult diapers, or for whom specific surgical remedies or other treatments are not available. Discreet and simple to use, the second-generation device will prevent the involuntary loss of urine at the bladder neck and facilitate the voiding process with a close-to-normal behavioral effort. It also will be a gender specific, disposable, indwelling device, although intended for replacement every 28 days. In the United States, FDA clearance for the chronic use market will be a function of the longer term and more rigorous Premarket Approval Process.

         Other developmental projects are targeted and are intended to address unmet needs of the market relative to urinary incontinence, including our patented design for a surgically implanted artificial sphincter as a remedy for incontinent conditions that are attributed to Intrinsic Sphincter Deficiency. We also intend to maintain an interest in pursuing developmental partnerships, alliances and business combinations as opportunities and available resources will permit and where shareholder value may be enhanced.

         We have successfully established contract manufacturing sources as they concern component manufacturing, device assembly, packaging and sterilization for the OPTION-vf(TM). We have developed and installed operating procedures, quality measures, and proprietary tooling and assembly fixtures. We have completed the pilot production phase to satisfy the supply of units demanded by our clinical trial, and scale tooling is being sourced. We plan to methodically integrate elements of the manufacturing process in the future as they become necessary to achieve unit cost targets. We do not view self-manufacturing, however, to be immediately critical to achieving market presence or initial revenues and profitability.

         Our initial marketing plan assumes an approach to the traditional urology and hospital markets via a distribution alliance with an established supplier in the United States and Europe. No such alliance yet exists, but early discussions are underway with several industry candidates, and this initiative is expected to materialize as we get closer to market entry. Should our distribution partner prove less than fully represented in Europe, we will attempt to leverage multiple distribution channels. We will approach the Japanese and Pacific Rim markets as we obtain registrations and regulatory clearances and as we identify distribution opportunities. Long-term plans call for ultimately developing a direct sales capability for domestic markets involving incontinence, where those markets emerge outside the traditional urology and hospital sectors.

         We continue to transition from our operation as a "virtual corporation." We continue to expand methodically our directly employed infrastructure with both full- and part-time associates. The Product Development and Engineering effort is led by professionals within the organization, as are Regulatory and Clinical Affairs, and Marketing and Business Development. A host of consultants and independent contractors further support our efforts. We continue to apply working capital prudently toward more fully establishing our directly employed infrastructure, completing the clinical trials for the OPTION-vf(TM), establishing our initial market channels, and transitioning to market-level, scale manufacturing. Progressing the second-generation product development plan, as well as other planned developmental projects, is dependent upon subsequent capitalization.

                                 USE OF PROCEEDS

         The proceeds from the sale of the shares offered by this prospectus will be received directly by the selling stockholders. We will not receive any proceeds from the sale of the shares. We will, however, receive the exercise price for any warrants which are exercised by the selling stockholders. We will use any funds we receive for general working capital purposes.

                              SELLING STOCKHOLDERS

         The 5,455,385 shares of our common stock described in this prospectus includes 4,615,385 shares which may be issued to the selling stockholders upon exchange of their preferred stock, 540,000 shares which may be issued as payment for dividends on the preferred stock, plus 300,000 shares which may be issued upon exercise of their warrants. Except for the ownership of the preferred stock and the warrants (and any shares upon conversion or exercise thereof), the selling stockholders have not had a material relationship within the past three years with us. The shares of common stock are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time. See "Plan of Distribution."

         The warrants were issued by us in February 2000, and are exercisable at a price equal to $6.60 per share. Pursuant to an Exchange Agreement between us and the selling stockholders, the preferred stock was issued in exchange for certain debentures issued by us in February 2000. The preferred stock and any dividends accrued thereon may be converted into common stock at any time. The preferred stock is entitled to cumulative annual dividends at the rate of 6% of stated value payable in common stock at the time of each conversion, and is convertible into shares of our common stock based on the conversion price at the time of conversion. The conversion price is an amount equal to the lesser of (a) $4.50 and (b) 65% of the average of the closing bid prices of the common stock for the five business days prior to conversion. The conversion price is subject to equitable adjustment upon the occurrence of certain events, such as stock splits, stock dividends, reclassifications or combinations.

         A selling stockholder is prohibited from converting any portion of the preferred stock which would result in the selling stockholder being deemed the beneficial owner, in accordance with the provisions of Rule 13d-3 under the Exchange Act, of 4.99% or more of the then issued and outstanding common stock.

         As required by the Exchange Agreement and related Registration Rights Agreement, in recognition of the fact that selling stockholders may wish to be legally permitted to sell any shares of common stock acquired upon conversion of the preferred stock or exercise of the warrants, or received as payment for dividends on the preferred stock when they deem appropriate, we have filed with the Commission under the Securities Act a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the shares of common stock by the selling stockholders from time to time on the OTC Bulletin Board or in privately-negotiated transactions.

         Information regarding beneficial ownership of our common stock by the selling stockholders as of May 18, 2001 follows. The table assumes that the selling stockholders sell all shares offered under this prospectus. We can make no assurance as to how many of the shares offered that the selling stockholders will in fact sell.

                                                              NUMBER
                                   NUMBER OF   PERCENTAGE    OF SHARES
                                    SHARES         OF          BEING
                                 BENEFICIALLY    COMMON       OFFERED
                                     OWNED        STOCK       HEREBY
NAME OF SELLING STOCKHOLDER           (1)         OWNED         (2)

The Shaar Fund, Ltd.(3)
c/o Krieger & Prager
39 Broadway, Suite 1440
New York, New York  10006          19,466,239     65.47%    1,363,145

Augustine Fund, L.P.(4)
attn:  Tom Duszynski
141 W. Jackson Blvd., Ste. 2182
Chicago, Illinois  60604           15,313,675     59.86%    1,073,487

Zakeni Limited(5)
c/o Soreq, Inc.
620 Wilson Avenue #501
Toronto, Ontario
Canada M3K 1Z3                      3,638,973     26.21%      253,450

Levana Fund, N.V.(6)
attn:  Mr. Maxo Benalal
Riviera Palace
6 Rue de Genets
MC-98000 Monaco                     1,741,096     14.53%      120,502

Dale N. Steen DDS IRA(7)
Bear Stearns Sec Corp Cust
816 Trailridge Drive
Louisville, CO  80027                 260,140      2.47%       18,104

Barry Seidman(8)
P.O. Box 9813
16631 Avenida Molino Valejo
Rancho Santa Fe, CA  92067             14,025       .14%            0


(1) Represents the number of shares of our common stock owned by the selling stockholders as of May 18, 2001, plus an estimate of the aggregate number of shares of our common stock which the selling stockholders would be entitled to acquire upon conversion of the preferred stock, assuming a market price upon conversion of $0.09 per share, and upon exercise of the warrants. The selling stockholders currently beneficially own approximately 40,434,148 shares in the aggregate, but the actual number of shares which may be beneficially owned by them on any future date will depend on the aggregate principal amount of preferred stock then outstanding, the conversion price(s) on the date(s) preferred stock has been converted, and the number of shares of our common stock which have previously been sold by them pursuant to this registration statement. It should be noted that the Company does not currently have sufficient shares of common stock authorized to fully satisfy the conversion rights of the selling shareholders. The selling stockholders disclaim beneficial ownership of any shares to the extent such ownership would exceed 4.99% of all shares of common stock (including the shares beneficially owned).

(2) The registration statement of which this prospectus forms a part originally registered 5,455,385 shares of common stock. As of May 18, 2001, the selling stockholders have sold 2,626,697 shares, leaving a balance of 2,828,688 shares remaining to be sold under the registration statement. The amounts in this column represent such balance allocated to each selling stockholder in the same proportion that the number of shares of preferred stock currently owned by such selling stockholder bears to the total number of shares of preferred stock outstanding.

(3) Includes 19,316,239 shares of common stock which would be held upon conversion of the preferred stock and 150,000 shares that would be held upon exercise of the warrants. As of the date of this prospectus, Shaar has converted 370 shares of preferred stock into 858,822 shares of common stock and has received 267,618 shares of common stock as payment for accrued dividends.

(4) Includes 15,213,675 shares of common stock which would be held upon conversion of the preferred stock and 100,000 shares that would be held upon exercise of the warrants. As of the date of this prospectus, Augustine has converted 110 shares of preferred stock into 611,466 shares of common stock and has received 204,379 shares of common stock as payment for accrued dividends.

(5) Includes 3,589,743 shares of common stock which would be held upon conversion of the preferred stock and 25,000 shares that would be held upon exercise of the warrants. As of the date of this prospectus, Zakeni has converted 40 shares of preferred stock into 140,896 shares of common stock and has received 48,322 shares of common stock as payment for accrued dividends.

(6) Includes 1,709,401 shares of common stock which would be held upon conversion of the preferred stock and 10,000 shares that would be held upon exercise of the warrants. As of the date of this prospectus, Levana has not converted any shares of preferred stock, but has received 21,695 shares of common stock as payment for accrued dividends.

(7) Includes 256,410 shares of common stock which would be held upon conversion of the preferred stock and 2,000 shares that would be held upon exercise of the warrants. As of the date of this prospectus, Dr. Steen has converted 5 shares of preferred stock into 4,807 shares of common stock, and has received 3,423 shares of common stock as payment for accrued dividends.

(8) Includes 13,000 shares that would be held upon exercise of the warrants. As of the date of this prospectus, Mr. Seidman has converted all of his 130 shares of preferred stock into 504,617 shares of preferred stock and has received 9,332 shares of common stock as payment for accrued dividends.

                              PLAN OF DISTRIBUTION

         Although we have not been advised of any selling stockholders' plans to do so, the selling stockholders may sell the shares from time to time in transactions in over-the-counter transactions reported on the OTC Bulletin Board, in negotiated transactions, or otherwise, or by a combination of these methods, at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. A selling stockholder shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time. The selling stockholders may effect these transactions by selling the shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares for whom the broker-dealer may act as an agent or to whom they may sell the shares as a principal, or both. The compensation to a particular broker-dealer may be in excess of customary commissions.

         Broker-dealers who act in connection with the sale of the shares may be underwriters. Profits on any resale of the shares as a principal by such broker-dealers and any commissions received by such broker-dealers may be underwriting discounts and commissions under the Securities Act.

         Any broker-dealer participating in transactions as agent may receive commissions from a selling stockholder and, if they act as agent for the purchaser of the shares, from the purchaser. Broker-dealers may agree with a selling stockholder to sell a specified number of shares at a stipulated price per share and, to the extent a broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares at a price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as a principal may resell the shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and may pay to or receive from the purchasers of the shares commissions computed as described above. To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing:

         -        the name of the broker-dealers;

         -        the number of shares involved;

         -        the price at which the shares are to be sold;

         - the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable;

         - that broker-dealers did not conduct any investigation to verify the information in this prospectus, as supplemented; and

         -        other facts material to the transaction.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares may not simultaneously engage in market making activities with the common stock for a period beginning when the person becomes a distribution participant and ending upon the person's completion of participation in a distribution, including stabilization activities in the common stock to effect covering transactions, to impose penalty bids or to effect passive market making bids. In addition, we and the selling stockholders will be subject to applicable provisions of the Exchange Act, including Rule 10b-5 and to the extent we and the selling stockholders are distribution participants, Regulation M. These rules and regulations may affect the marketability of the shares.

         The selling stockholders will pay any commissions associated with the sale of the shares. The shares offered by this prospectus are being registered to comply with contractual obligations, and we have paid the expenses of the preparation of this prospectus. We have also agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act, or, if the indemnity is unavailable, to contribute toward amounts required to be paid the liabilities.

                          DESCRIPTION OF CAPITAL STOCK

         The following brief description of certain provisions of our Conformed Certificate of Incorporation and Amended and Restated Bylaws does not purport to be complete and is subject in all respects to the provisions of the Certificate and Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

         Our authorized capital stock consists of 25,000,000 shares of common stock, $0.0001 par value, and 1,000,000 shares of preferred stock, $0.0001 par value. There are currently outstanding 10,267,437 shares of common stock, and 2,345 shares of preferred stock. All outstanding shares of common stock are fully paid and non-assessable.


COMMON STOCK

         Holders of validly issued and outstanding shares of common stock are entitled to one vote per share of record on all matters to be voted upon by stockholders. At a meeting of stockholders at which a quorum is present, a majority of the votes cast decides all questions, unless the matter is one upon which a different vote is required by express provision of law or our Certificate or Bylaws. Our Certificate does not provide stockholders the right to cumulate their votes in the election of directors. As a result, holders of more than 50% of the outstanding shares can elect all of our directors. Stockholders have no preemptive or other rights to subscribe for additional shares nor any other rights to convert their common stock into any other securities.

         Subject to the preferences that may be applicable to the holders of any outstanding shares of preferred stock, holders of common stock are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor. The payment by us of dividends, if any, rests within the discretion of our Board of Directors and will depend upon our operating results, financial condition and capital expenditure plans, as well as other factors considered relevant by the Board of Directors. Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to stockholders are distributable ratably among the holders of common stock at that time outstanding, subject to prior distribution rights of our creditors and preferential rights of any outstanding shares of preferred stock.

PREFERRED STOCK

          Our Certificate authorizes the Board of Directors to issue up to 1,000,000 shares of preferred stock in one or more series and to establish such relative dividend, redemption, liquidation, conversion and other powers, preferences, rights, qualifications, limitations and restrictions as the Board of Directors may determine without further approval of our stockholders. The issuance of preferred stock by the

Board of Directors could be used, under certain circumstances, as a method of delaying or preventing a change in control and could permit the Board of Directors, without any action by holders of common stock, to issue preferred stock which could have a detrimental effect on the rights of holders of common stock, including loss of voting control. In certain circumstances, this could have the effect of decreasing the market price of the common stock.

         The issuance of any series of preferred stock, and the relative powers, preferences, rights, qualifications, limitations and restrictions of such series, if and when established, will depend upon, among other things, our future capital needs, the then-existing market conditions and other factors that, in the judgment of the Board of Directors, might warrant the issuance of preferred stock.

SERIES A, 6% CONVERTIBLE PREFERRED STOCK

         On February 24, 2000, the directors authorized the designation of 3,000 shares of preferred stock as the "Series A, 6% Convertible Preferred Stock". These shares were issued pursuant to an Exchange Agreement between us and the selling stockholders whereby the selling stockholders received an equal number of preferred stock for their interests in the debentures. See "Selling Stockholders."

         Each share of preferred stock has a stated value of $1,000 and is entitled to receive dividends at a rate of six (6%) percent per annum of the stated value per share thereof. Dividends are cumulative from the date of issue, whether or not declared for any reason and whether or not there are funds legally available for the payment thereof. Each dividend is payable at our option, in common stock or cash on a pro rata basis, in equal quarterly amounts on each March 31, June 30, September 30 and December 31 of each year the Series A Preferred Stock is outstanding, beginning on June 30, 2000.

         Except as otherwise provided by the Delaware General Corporation Law, the holders of the preferred stock have no voting rights.

         The shares of preferred stock are convertible at any time into shares of common stock, at a price equal to the lesser of: (a) $4.50 and (b) 65% of the average of the closing bid prices of the common stock as reported by the OTC/BB for the five (5) consecutive trading days immediately prior to conversion, subject to adjustment for certain events. We will mandatorily convert the preferred shares into common stock on February 25, 2003.

WARRANTS

         We issued to the selling stockholders warrants to purchase 300,000 shares of our common stock. They are exercisable by the selling stockholders at any time until February 28, 2005, at a purchase price equal to $6.60 per share.

         The warrants issued to the selling stockholders contain provisions that protect the holder against dilution by adjustment of the exercise price and number of shares to be received upon exercise. Adjustments will occur in the event, among others, of a merger, stock split or reverse stock split, stock dividend or recapitalization. We are not required to issue fractional shares upon the exercise of the warrants. The holder of the warrants will not possess any rights as a stockholder until the holder exercises the warrants.

         The warrants may be exercised upon surrender on or before the expiration date of the warrants at our offices, with an exercise form completed and executed as indicated, accompanied by payment of the exercise price for the number of shares for which the warrant is being exercised. The exercise price is payable by check or bank draft payable to our order or by wire transfer.

         For the life of the warrants, the holder has the opportunity to profit from a rise in the market price of the common stock without assuming the risk of ownership of the shares of common stock issuable upon the exercise of the warrant. The warrant holder should be expected to exercise the warrant at a time when we would likely be able to obtain any needed capital by an offering of common stock on terms more favorable than those provided for by the warrant. Furthermore, the term on which we could obtain additional capital during the life of the warrant may be adversely affected.

TRANSFER AGENT

         The Transfer Agent and registrar for our common stock is Corporate Stock Transfer, Inc., Denver, Colorado.

                                     EXPERTS

         The financial statements of Opticon Medical, Inc. (f/k/a Immune Response, Inc.)(a development stage enterprise) as of December 31, 2000 and 1999, and for the years ended December 31, 2000 and 1999 and the period from July 28, 1994 (inception) to December 31, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The cumulative statements of operations, stockholders' equity (deficit), and cash flows for the period July 28, 1994 (inception) to December 31, 2000 include amounts for the period from July 28, 1994 (inception) to December 31, 1998, which were audited by other auditors whose report has been furnished to KPMG LLP, and KPMG LLP's opinion, insofar as it relates to the amounts included for the period July 28, 1994 through December 31, 1998 is based solely on the report of the other auditors.

         The report of KPMG LLP covering the December 31, 2000, financial statements contains an explanatory paragraph that states that the Company's recurring losses from operations raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                  LEGAL MATTERS

         The validity of the shares offered hereby has been passed upon for us by Porter, Wright, Morris & Arthur LLP, 41 South High Street, Columbus, Ohio 43215.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Our Certificate of Incorporation limits the liability of directors to stockholders for monetary damages for breach of a fiduciary duty except in the case of liability: (i) for any breach of their duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful distributions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

         Our Certificate and Bylaws provide for the indemnification of our directors and officers to the maximum extent permitted by the Delaware General Corporation Law, against all liability and expense (including attorney's fees) incurred by reason of the fact that the officer or director served in such capacity, or in a certain capacity for another entity at our request. Section 145 of the Delaware General Corporation Law provides generally for indemnification of directors against liability incurred as a result of actions, suits, or proceedings if they acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to the directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON, OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN REGARDS TO THE OFFER MADE IN THIS PROSPECTUS. ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US, THE SELLING SHAREHOLDERS OR ANY UNDERWRITER, DEALER, OR AGENT. THIS PROSPECTUS ONLY OFFERS THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS IS NOT AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS PROSPECTUS.

                             ----------------------

                        5,455,385 SHARES OF COMMON STOCK
                               ($.0001 par value)

                              OPTICON MEDICAL, INC.

                                   PROSPECTUS

                    The date of this prospectus is __, 2001

                             ----------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses relating to the registration of the shares of common stock being offered hereby, other than underwriting discounts and commissions, will be borne by the Registrant. The following table shows the amount of such expenses in connection with the sale and distribution of the shares being registered.

               ITEM                                   AMOUNT
               ----                                   ------

Securities and Exchange Commission
  Registration Fee ...............................   $  2,612

Legal Fees and Expenses ..........................   $ 13,700

Accounting Fees and Expenses .....................   $  4,000

Miscellaneous Expenses ...........................   $  2,325
                                                     --------

Total ............................................   $ 22,637
                                                     ========


ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Our Certificate of Incorporation limits the liability of directors to stockholders for monetary damages for breach of a fiduciary duty except in the case of liability: (i) for any breach of their duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful distributions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

         Our Certificate and Bylaws provide for the indemnification of our directors and officers to the maximum extent permitted by the Delaware General Corporation Law, against all liability and expense (including attorney's fees) incurred by reason of the fact that the officer or director served in such capacity, or in a certain capacity for another entity at our request. Section 145 of the Delaware General Corporation Law provides generally for indemnification of directors against liability incurred as a result of actions, suits, or proceedings if they acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to the directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 16.          EXHIBITS.

     EXHIBIT
     NUMBER                              DESCRIPTION
     ------                              -----------

       2.1        *        Agreement and Plan of Reorganization, dated December
                           9, 1999, among Immune Response, Inc., Opticon
                           Medical, Inc., and Opticon Acquisition Corporation.

       2.2        **       Agreement and Plan of Reorganization, dated June 26,
                           2000, between Immune Response, Inc. and Opticon
                           Medical, Inc.

       3.1        **       Conformed Certificate of Incorporation of the
                           Registrant.

       3.2        **       Amended and Restated Bylaws of the Registrant.

       4          **       Articles Fourth, Ninth and Tenth of the Registrant's
                           Conformed Certificate of Incorporation and Articles
                           II, V, VI, VII and IX of the Registrant's Amended and
                           Restated Bylaws.

       5          ***      Opinion of Porter, Wright, Morris & Arthur LLP

       10.1       *        Lease between Pharmacia & Upjohn Company, successor
                           by merger to Adria Laboratories, Inc., and Opticon
                           Medical, Inc., dated August 20, 1998, for the lease of real property located at 7001 Post Road, Dublin, Ohio 43016.

       10.2       *        First Amendment to Lease Agreement between Pharmacia
                           & Upjohn Company, successor by merger to Adria
                           Laboratories, Inc., "Landlord," and Opticon Medical,
                           Inc., "Tenant," dated October 27, 1998.

       10.3       *        Employment Agreement, dated March 10, 1997, between
                           Opticon Medical, Inc. and William J. Post.

       10.4       *        Amendment to Employment Agreement, dated February 12,
                           1998, between Opticon Medical, Inc. and William J.
                           Post.

       10.5       *        Consulting Agreement, dated November 1, 1997, between
                           Opticon Medical, Inc. and Dr. Fouad A. Salama, M.D.

       10.6       *        Employee Stock Option Agreement, dated June 3, 1998,
                           between Opticon Medical, Inc. and William J. Post.

       10.7       *        Form of Director's Stock Option Agreement, dated May
                           30, 1997, between Opticon Medical, Inc. and Ron
                           Eibensteiner, Opticon Medical, Inc. and Walter
                           Sembrowich, and Opticon Medical, Inc. and David
                           Lundquist.

       10.8       *        Employee Stock Option Agreement, dated July 26, 1997,
                           between Medical Device International, Inc. and F.A.
                           Salama, M.D.

       10.9       *        Amendment to Employee Stock Opticon Agreement, dated
                           November 1, 1997, between Opticon Medical, Inc. and
                           Dr. Fouad A. Salama.

       10.10      *        Form of Securities Purchase Agreement between Immune
                           Response, Inc. and the preferred stockholders.

       10.11      *        Form of Registration Rights Agreement between Immune
                           Response, Inc. and the preferred stockholders.

       10.12      ***      Form of Warrant issued by the Registrant to the
                           preferred stockholders.

       10.13      **       Registrant's 2000 Stock Incentive Plan.

       10.14 (R)  ****     Manufacturing and Supply Agreement dated August 4,
                           2000 by and between the Company and Medical Elastomer
                           Development, Inc., an Ohio corporation.

       16.1       ****     Letter from Davis & Co., CPA's, P.C., dated November
                           2, 1999, addressed to the Securities and Exchange
                           Commission. (Previously filed as Exhibit 16.1 to
                           Registrant's Current Report on Form 8-K, dated
                           November 2, 1999, Commission file no. 33-17922-C, and incorporated herein by reference.)

       16.2       ****     Letter from Gelfond Hochstadt Pangburn, P.C., dated
                           March 14, 2000, addressed to the Securities and Exchange Commission. (Previously filed as Exhibit
                           16.1 to Registrant's Current Report on Form 8-K, dated March 17, 2000, Commission file no. 33-17922-C, and incorporated herein by reference.)

       21         *        List of Subsidiaries

       23.1                Consent of KPMG LLP

       23.2       ****     Consent of Porter, Wright, Morris & Arthur LLP.

       24         ***      Powers of Attorney


* Previously filed with Registrant's Annual Report on Form 10-KSB, dated March 30, 2000, Commission file no. 33-17922-C, and incorporated herein by reference.

** Previously filed with Registrant's Quarterly Report on Form 10-QSB, dated August 14, 2000, Commission file no. 33-17922-C, and incorporated herein by reference.

*** Previously filed with Registrant's Registration Statement on Form SB-2, dated April 26, 2000, Registration file no. 333-35644, and incorporated herein by reference.

**** Previously filed with this Registrant's Post-Effective Amendment No. 1 to Registration Statement on Form SB-2, dated August 29, 2000, Registration file no. 333-35644, and incorporated herein by reference.

(R) Please note that certain confidential commercial information has been redacted from some of the exhibits to this Post-Effective Amendment to Form SB-2 on Form S-3 in order to preserve the confidentiality of such information. All of the confidential information which has been redacted is on file with the Securities and Exchange Commission. Exhibits to this Form S-3 which have had confidential information redacted are indicated as follows on the exhibit list above:
       (**REDACTED**).

ITEM 17.          UNDERTAKINGS.

         The undersigned hereby undertakes:

                           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                                   (i) To include any prospectus required by
                           Section 10(a)(3) of the Securities Act of 1933;

                                   (ii) To reflect in the prospectus any facts
                           or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                                   (iii) To include any material information
                           with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                                   Provided, however, that paragraphs (1)(i)
                           and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
                           Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the registration statement;

                           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                           (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                           (5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective;

                           (6) That, for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                           (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to this Registration Statement to be signed on its behalf by the undersigned in the City of Dublin, State of Ohio, on May 30, 2001.


                              OPTICON MEDICAL, INC.

                                       By: /s/ William J. Post
                                           ----------------------------------
                                               William J. Post, President


         Pursuant to the requirements of the Securities Act of 1933, this amended registration statement has been signed by the following persons in the capacities and on the dates indicated:

              SIGNATURE                                   TITLE                                      DATE
              ---------                                   -----                                      ----

         /s/  William J. Post               President, Director                         )        May 30, 2001
         ---------------------------        (Principal Executive Officer)               )
              William J. Post                                                           )
                                                                                        )
         *  David B. Bittner                Chief Financial Officer,                    )        May 30, 2001
         ---------------------------        Treasurer (Principal Financial and          )
            David B. Bittner                Accounting Officer)                         )
                                                                                        )
                                                                                        )
         *  Glenn D. Brunner                Vice President, Product Development         )        May 30, 2001
         ---------------------------                                                    )
            Glenn D. Brunner                                                            )
                                                                                        )
         *  Walter L. Sembrowich, Ph.d.     Director                                    )        May 30, 2001
         ------------------------------                                                 )
            Walter L. Sembrowich, Ph.d.                                                 )
                                                                                        )
         *  Ronald E. Eibensteiner          Director                                    )        May 30, 2001
         ---------------------------                                                    )
            Ronald E. Eibensteiner                                                      )
                                                                                        )
         *  David Lundquist                 Director                                    )        May 30, 2001
         ---------------------------                                                    )
            David Lundquist                                                             )
                                                                                        )
         *  Fouad A. Salama                 Director                                    )        May 30, 2001
         ---------------------------                                                    )
            Fouad A. Salama                                                             )
                                                                                        )

By:      /s/ William J. Post
         ---------------------------------------
         William J. Post
         Attorney-in-fact for each of the persons indicated